SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2008

ROYALE ENERGY, INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA	000-22750	33-0224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7676 Hazard Center Drive, Suite 1500

San Diego, CA 92108

(Address of principal executive office)

Issuer’s telephone number: (619) 881-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (18 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Section 1.01 Entry into a Material Definitive Agreement

On June 7, 2008, Royale Energy, Inc. entered into a Securities Purchase Agreement (the “Agreement”), a copy of which is attached to this report, by and among the Company and an institutional investor. Pursuant to the Agreement, the Company agreed to issue and sell an aggregate of 547,945 shares of its common stock, no par value per share (the “Common Stock”), in a private placement to such investor for an aggregate purchase price of approximately $4,000,000 (i.e. $7.30 per share). As part of such private placement, the Company also agreed to issue to such investor a warrant (the “Warrant”), the form of which is attached to this report, to acquire additional shares of Common Stock (the “Warrant Shares”). The Warrant, which expires on June 10, 2013, is exercisable for an aggregate of 191,781 Warrant Shares at an exercise price of $7.30 per Warrant Share. The $7.30 per share purchase price was negotiated as a 15% discount from the 10 day dollar volume weighted average price of the Company’s shares of Common Stock on the NASDAQ Global Market.

Such private placement closed on June 10, 2008 (the “Closing Date”).

Section 3 Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities

The disclosure provided in Item 1.01 of this report is hereby incorporated by reference into this Item 3.02.

On June 10, 2008, the Company sold 547,945 shares of its Common Stock to an institutional investor for $7.30 per share pursuant to the Agreement. As part of the transaction, the Company also issued to such investor the Warrant described above. The Agreement and the Warrant each also contain provisions for issuance of additional shares of Common Stock on the occurrence of certain dilutive issuances of the Company’s securities.

The total gross sales proceeds were approximately $4,000,000, and the Company received net proceeds of approximately $3.725 million after deduction of fees and expenses associated with the sale, including a cash placement fee. The placement agent also received warrants to purchase up to 32,877 shares of Common Stock at an exercise price of $7.30 per share.

The Agreement required the Company to enter into a Registration Rights Agreement, a copy of which is attached to this report, which requires the Company to file a registration statement under the Securities Act of 1933 within 30 days after the Closing Date covering the resale of the Common Stock issued to such investor and the Warrant Shares. The Company will pay all expenses incurred in connection with filing such registration statement.

The Company intends to use the net proceeds from the sale for general corporate purposes, including the acquisition of oil and gas properties for future development.

The Company sold the Common Stock and Warrant in reliance on the exemption from securities registration requirements contained in Regulation D and Section 4(2) of the Securities Act of 1933.

The description of the private placement herein and related documentation disclosed in this report does not purport to be complete and is qualified in its entirety by reference to the Agreement, the form of the Warrant and the Registration Rights Agreement, which are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this report and are incorporated herein by reference.

The Agreement has been included to provide information regarding its terms. It is not intended to provide any other factual information about the Company. The Agreement contains representations and warranties that the parties thereto made to, and solely for the benefit of, each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution of the Agreement. Accordingly, potential investors and shareholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the press release announcing the signing of the Agreement is incorporated herein and attached hereto as Exhibit 99.1.

Section 9 Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

Exhibits
4.1	Form of Warrant

10.1	Securities Purchase Agreement

10.2	Registration Rights Agreement

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date:	June 11, 2008	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Executive Vice President and Chief Financial officer